MUNIHOLDINGS FUND, INC.

FILE # 811-8081

ATTACHMENT 77O

TRADE DATE	DESCRIPTION OF SECURITY	ISSUE SIZE	AMOUNT PURCHASED	LIST OF UNDERWRITERS
6/9/2005	Miami Dade Florida Subordinate 10/1/31 - 37	184,312,247	2,340,000	Raymond James Citigroup Estrada Hinojosa Stifel, Nicolaus & Co. M.R. Beal Guzman & Co. Jackson Securities Loop Capital Markets Merrill Lynch Ramirez & Co. RBC Dain Rauscher Siebert Brandford
7/15/2005	Mass School Building Authority 5% 8/15/30	2,500,000,000	3,865,000

UBS Financial Services

Citigroup

Lehman Brothers

Banc of America

Bear Stearns

Goldman Sachs

JP Morgan

Merrill Lynch

Advest

A.G. Edwards

Cabrera Capital

Corby Capital

Finacorp Securities

First Albany

Jackson Securities

Melvin Securities

Moors & Cabot

M.R. Beal

National Financial Mkts.

Oppenheimer & Co.

Ramirez & Co

Raymond James

RBC Dain Rauscher

Siebert Brandford

Southwest Securities

Sovereign Securities

9/28/2005	New York Liberty Dev Corp 5.25% 10/1/35	1,265,220,000	2,100,000	Goldman Sachs